Exhibit 21

BIOTELEMETRY, INC.
SUBSIDIARIES*

Name	Jurisdiction of Incorporation
CardioNet, LLC	Delaware
VirtualScopics, LLC	Delaware
BioTelemetry Care Management, LLC	Delaware
Telcare Medical Supply, LLC	Delaware
Telcare, LLC	Delaware
Braemar Manufacturing, LLC	Delaware
cardioCORE Lab, LLC	Delaware
LifeWatch Corp.	Delaware
LifeWatch Services Inc.	Delaware

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of BioTelemetry Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.